UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                              Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLASS LEWIS RECOMMENDS COMMONWEALTH REIT SHAREHOLDERS REMOVE

ENTIRE BOARD OF TRUSTEES

Second Independent Proxy Advisory Firm Recommends Shareholders Support Consent Solicitation

NEW YORK, June 18, 2013 – Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”), today commented on the report published by Glass Lewis & Co. (“Glass Lewis”), one of the nation’s leading independent proxy advisory firms, recommending that their clients vote to remove the entire board of trustees at CommonWealth REIT (NYSE:CWH) by consenting to ALL proposals using Corvex and Related’s WHITE consent card.

Keith Meister of Corvex and Jeff T. Blau of Related, said: “Glass Lewis’s recommendation to remove all CommonWealth trustees marks the second vote of unanimous support from a leading independent proxy advisory firm – further validating that our consent solicitation offers the only path toward significant change at CommonWealth. By ignoring the Portnoys’ baseless rhetoric to instead focus squarely on the facts in making its recommendations, Glass Lewis clearly endorses our effort to immediately stop the value destruction taking place at CommonWealth. We continue to encourage all of our fellow shareholders to follow the recommendations from both Glass Lewis and Institutional Shareholder Services (ISS) and sign, date and return their WHITE consent card today. Shareholders may also be able to vote online by following the instructions on their voting materials.”

In its report, Glass Lewis noted that:

“RMR’s interests are significantly misaligned with those of CW’s shareholders… [and] the external management structure provides for value transfers to the Manager irrespective of the losses realized by investors in the Trust.”

“…the board has generally responded to the Dissident’s consent solicitation and recent shareholder votes of disapproval with the adoption of increasingly regressive and obfuscatory governance provisions.”

“When challenged to address the foregoing issues, we find the board quickly opted to rely on specious and misleading arguments, while concurrently ignoring a lopsided shareholder mandate and closing as many channels for shareholder recourse as possible. In our view, these steps are more indicative of a panicked boardroom than a group of trustees confident in its value proposition.”

“In lieu of further subjugation of shareholder rights, we believe the Dissident’s consent solicitation offers the much more attractive prospect of meaningful change for CW and its owners.”

A copy of Related’s and Corvex’s consent solicitation materials can be obtained at www.shareholdersforcommonwealth.com or by calling D.F. King & Co., Inc., our proxy solicitor, at 1-800-714-3313.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value—based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Important Additional Information

In connection with their solicitation of written consents, Corvex and Related have filed a definitive written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The definitive written consent solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of CommonWealth’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive written consent solicitation statement filed with the SEC on April 10, 2013 and Supplement No. 1 thereto filed on April 12, 2013.

Permission to quote third party reports and analyses was neither sought nor obtained.

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For further information, contact:

D.F. King & Co., Inc.

Shareholders can call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com